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                                                                     EXHIBIT 4.3

     SECOND SUPPLEMENTAL INDENTURE dated as of September 12, 1997, between FOREST OIL CORPORATION, a New York corporation ("Forest"), 611852 SASKATCHEWAN LTD., a Saskatchewan, Canada corporation (the "Subsidiary Guarantor") and STATE STREET BANK AND TRUST COMPANY (as successor in interest to Fleet National Bank of Connecticut (formerly known as Shawmut Bank Connecticut, National Association)), as trustee (the "Trustee").

     WHEREAS there has heretofore been executed and delivered to the Trustee an Indenture dated as of September 8, 1993 (the "Original Indenture" and, as it has been amended by the First Supplemental Indenture dated as of February 8, 1996 (the "First Supplemental Indenture") among Forest, the Subsidiary Guarantor and the Trustee and may be amended or supplemented from time to time by one or more indentures supplemental thereto entered into pursuant to the applicable provisions thereof, the "Indenture"), providing for the issuance of Forest's 11-1/4% Senior Subordinated Notes Due 2003 (the "Securities");

     WHEREAS there are now outstanding under the Indenture Securities in the aggregate principal amount of $100 million;

     WHEREAS Section 9.02 of the Indenture provides that Forest and the Trustee may amend the Indenture with the written consent of the Holders of not less than a majority in aggregate principal amount of the Securities then outstanding;

     WHEREAS Forest desires to amend certain provisions of the Indenture, as set forth in Article One hereof;

     WHEREAS the Holders of at least a majority in aggregate principal amount of the Securities outstanding have consented to the amendments effected by this Second Supplemental Indenture; and

     WHEREAS all things necessary to make this Second Supplemental Indenture a valid agreement, in accordance with its terms, have been done.

     NOW THEREFORE, this Second Supplemental Indenture witnesseth that, for and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:


                                ARTICLE I

                         AMENDMENTS TO INDENTURE

     SECTION 1.01. WAIVER OF AND AMENDMENTS TO ARTICLES FOUR AND FIVE. (a) The application of the provisions of Sections 4.09, 4.10, 4.11, 4.13, 4.14, 4.15, 4.16, 4.17 and 5.01(4) of the Original Indenture are hereby waived to the extent that such provisions might otherwise interfere with the ability of Forest and its Affiliates to enter into agreements contemplated by, and to consummate, (i) the Offer and Consent Solicitation as set forth in the Offer to Purchase and Consent Solicitation Statement and accompanying Consent and Letter of Transmittal dated as of August 28, 1997, and any amendments, modifications or supplements thereto (the "Offer and Consent Solicitation") and (ii) the offer and sale of one or more new issues of senior subordinated

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debt securities by Canadian Forest Oil Ltd. ("Canadian Forest"), a Restricted
Subsidiary of Forest, and the unconditional guarantee of Canadian Forest's obligations thereunder by Forest and its other subsidiaries.

     (b) Effective upon the date Forest accepts for purchase and pays for all Securities validly tendered pursuant to the Offer and Consent Solicitation (the "Payment Date"), unless, prior to that time, Forest, by written notice to the Trustee, has terminated this Second Supplemental Indenture, Sections 4.09, 4.10, 4.11, 4.13, 4.14, 4.15, 4.16, 4.17 and
5.01(4) of the Original Indenture are hereby amended by deleting all such sections and all references thereto in their entirety, including without limitation all references, direct or indirect, thereto in Section 6.01, "Events of Default".


                               ARTICLE II

                              MISCELLANEOUS

     SECTION 2.01. INSTRUMENTS TO BE READ TOGETHER. This Second Supplemental Indenture is an indenture supplemental to and in implementation of the Original Indenture, and said Original Indenture and this Second Supplemental Indenture shall henceforth be read together.

     SECTION 2.02. CONFIRMATION. The Indenture as amended and supplemented by this Second Supplemental Indenture is in all respects confirmed and preserved.

     SECTION 2.03. TERMS DEFINED. Capitalized terms used in this Second Supplemental Indenture and not otherwise defined herein shall have the respective meanings set forth in the Original Indenture.

     SECTION 2.04. HEADINGS. The headings of the Articles and Sections of this Second Supplemental Indenture have been inserted for convenience of reference only, and are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

     SECTION 2.05. GOVERNING LAW. The laws of the State of New York shall govern this Second Supplemental Indenture.

     SECTION 2.06. COUNTERPARTS. This Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

     SECTION 2.07. EFFECTIVENESS; TERMINATION. The provisions of this Second Supplemental Indenture will take effect immediately upon its execution and delivery by the Trustee in accordance with the provisions of Sections 9.02 and 9.05 of the Indenture; PROVIDED that the amendments to the Original Indenture set forth in Section 1.01 of this Second Supplemental Indenture shall become operative as specified in Section 1.01 hereof. Prior to the Payment Date, Forest may terminate this Second Supplemental Indenture upon written notice to the Trustee (it being understood that Forest may, subsequent thereto, enter into a substitute second supplemental indenture).

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     SECTION 2.08. ACCEPTANCE BY TRUSTEE. The Trustee accepts the amendments to the Original Indenture effected by this Second Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture.

     SECTION 2.09. RESPONSIBILITY OF TRUSTEE. The recitals contained herein shall be taken as the statements of Forest, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture.

     IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the date first written above.


                                     FOREST OIL CORPORATION,

Attest:                              By  /S/ V. BRUCE THOMPSON
                                       ----------------------------
                                       Name:  V. Bruce Thompson
                                       Title:  Vice President


                                     611852 SASKATCHEWAN LTD.


Attest:                              By  /S/ V. BRUCE THOMPSON
                                       ----------------------------
                                       Name:  V. Bruce Thompson
                                       Title:  Vice President


                                     STATE STREET BANK AND TRUST COMPANY


Attest:                              By  /S/ JAMES E. MURPHY
                                       ----------------------------
                                       Name:  James E. Murphy
                                       Title:  Vice President